Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION

CONTACT:	Cory J. McQueen
Vice President and
Chief Financial Officer
(435) 655-6106

NUTRACEUTICAL REPORTS FISCAL 2010 YEAR END RESULTS

PARK CITY, Utah, Nov 23/PRNewswire-First Call/—Nutraceutical International Corporation (NASDAQ:  NUTR) today reported results for the fiscal 2010 fourth quarter and year ended September 30, 2010.  Net sales for the fiscal 2010 fourth quarter were $42.8 million compared to $41.4 million for the same quarter of fiscal 2009.  For the fourth quarter of fiscal 2010, net income was $3.5 million, or $0.34 diluted earnings per share, compared to net income of $3.2 million, or $0.29 diluted earnings per share, for the same quarter of fiscal 2009.

Net sales for the fiscal year ended September 30, 2010 were $180.1 million compared to $162.3 million for the same period in fiscal 2009.  For the fiscal year ended September 30, 2010, net income was $16.4 million, or $1.56 per diluted share, compared to a net loss of $(14.0) million, or $(1.29) per diluted share, for the same period of fiscal 2009.  The fiscal year ended September 30, 2009 included a non-cash goodwill impairment charge of $37.5 million ($27.3 million after tax, or $2.52 per diluted share).

Operating cash flow for the fiscal year ended September 30, 2010 was $17.9 million compared to $27.8 million for the same period of fiscal 2009.  This operating cash flow, combined with net borrowings of $9.5 million, was primarily used to invest $11.5 million in purchases of property and equipment, $14.9 million in acquisitions of branded natural product businesses and $4.0 million in repurchases of common stock.

Bill Gay, chairman and chief executive officer, commented, “Our Fiscal 2010 net sales, net income and Adjusted EBITDA were all strong.  This was a direct result of being able to integrate a number of favorable acquisitions into our business structure in a short period of time.  Identification of small to mid-size acquisition targets is time intensive and even after the acquisition is completed, consolidation of the new business with our existing operations often takes considerable time to accomplish. Operating in a mature market makes this process critical to our long-term growth and profitability.Since our first acquisition in 1993, we have completed 30 acquisitions and grown Adjusted EBITDA from less than $2 million to over $34 million.”

Mr. Gay continued, “A number of uncertainties remain as Fiscal 2011 starts to unfold.  The economy is weaker than we had hoped and as a result, a number of the business opportunities we have examined are not performing to previous expectations.  We continue to look and remain hopeful that other potential transactions may prove stronger.  Under the current circumstances, we will be diligent in all aspects of our business to make sure we maintain our financial strength and do what is essential for the continued long-term improvement of the company.  In addition to new acquisitions, our focus remains on integration improvements, raw material savings, SG&A expenses and inventory reductions.  There are still a number of manufacturing, distribution and other facility improvements that we believe will help make us even more cost efficient.  We appreciate our customers, our employees and our investors for the confidence they have shown in allowing us to execute our long-term business strategy.”

ABOUT NUTRACEUTICAL

We are an integrated manufacturer, marketer, distributor and retailer of branded nutritional supplements and other natural products sold primarily to and through domestic health and natural food stores.  Internationally, we market and distribute branded nutritional supplements and other natural products to and through health and natural product distributors and retailers.  Our core business strategy is to acquire, integrate and operate businesses in the natural products industry that manufacture, market and distribute branded nutritional supplements.  We believe that the consolidation and integration of these acquired businesses provides ongoing financial synergies through increased scale and market penetration, as well as strengthened customer relationships.

We manufacture and sell nutritional supplements and other natural products under numerous brands including Solaray®, KAL®, Nature’s Life®, LifeTime®, Natural Balance®, bioAllers®, Herbs for Kids™, NaturalCare®, Health from the Sun®, Life-flo®, Organix South®, Pioneer® and Monarch Nutraceuticals™.

We own neighborhood natural food markets, which operate under the trade names The Real Food Company™, Thom’s Natural Foods™ and Cornucopia Community Market™.  We also own health food stores, which operate under the trade names Fresh Vitamins™ and Granola’s™.

We manufacture and/or distribute one of the broadest branded product lines in the industry with over 5,500 SKUs, including over 700 SKUs sold internationally.  We believe that as a result of our emphasis on innovation, quality, loyalty, education and customer service, our brands are widely recognized in health and natural food stores and among their customers.

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition,results of operations and business. These forward-looking statements can be identified by the use of terms such as “believe,” “expects,” “plan,” “intend,” “may,” “will,” “should,” “can,” or “anticipates,” or the negative thereof, or variations thereon, or comparable terminology, or by discussions of strategy. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results to be materially different from any future results expressed or implied by these statements.  Important factors that may cause our results to differ from these forward-looking statements include, but are not limited to: (i) changes in or new government regulations or increased enforcement of the same, (ii) unavailability of desirable acquisitions or inability to complete them, (iii) increased costs, including from increased raw material or energy prices, (iv) changes in general worldwide economic or political conditions, (v) adverse publicity or negative consumer perception regarding nutritional supplements, (vi) issues with obtaining raw materials of adequate quality or quantity, (vii) litigation and claims, including product liability, intellectual property and other types,  (viii) disruptions from or following acquisitions including the loss of customers, (ix) increased competition, (x) slow or negative growth in the nutritional supplement industry or the healthy foods channel, (xi) the loss of key personnel or the inability to manage our operations efficiently, (xii) problems with information management systems, manufacturing efficiencies and operations, (xiii) insurance coverage issues, (xiv) the volatility of the stock market generally and of our stock specifically, (xv) increases in the cost of borrowings or unavailability of additional debt or equity capital, or both, or fluctuations in foreign currencies, and (xvi) interruption of business or negative impact on sales and earnings due to acts of God, acts of war, terrorism, bio-terrorism, civil unrest and other factors outside of our control.  Copies of our SEC reports are available upon request from our investor relations department or may be obtained at the SEC’s website (www.sec.gov).

© 2010 Nutraceutical Corporation.  All rights reserved.

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NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited; dollars in thousands)

	September 30,	September 30,
	2010	2009
Assets
Current assets, net	$58,294	$50,582
Property, plant and equipment, net	61,733	55,584
Goodwill	5,338	1,177
Other non-current assets, net	30,966	26,617
	$156,331	$133,960

Liabilities and Stockholders’ Equity
Current liabilities	$45,673	$18,138
Long-term liabilities	1,739	20,184
Stockholders’ equity	108,919	95,638
	$156,331	$133,960

NUTRACEUTICAL INTERNATIONAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited; dollars in thousands, except per share data)

	Three months ended September 30,		Twelve months ended September 30,
	2010	2009	2010	2009
Net sales	$42,811	$41,354	$180,052	$162,346
Cost of sales	20,758	20,173	86,199	77,137
Gross profit	22,053	21,181	93,853	85,209
Operating expenses
Selling, general and administrative	15,857	15,610	65,666	62,195
Amortization of intangible assets	358	217	1,299	697
Impairment of goodwill	—	—	—	37,519
Income (loss) from operations	5,838	5,354	26,888	(15,202)
Interest and other (income) expense, net	147	153	550	1,104
Income (loss) before provision (benefit) for income taxes	5,691	5,201	26,338	(16,306)
Provision (benefit) for income taxes	2,147	2,010	9,955	(2,269)

Net income (loss)	$3,544	$3,191	$16,383	$(14,037)

Net income (loss) per common share
Basic	$0.34	$0.30	$1.57	$(1.29)
Diluted	0.34	0.29	1.56	(1.29)

Weighted average common shares outstanding
Basic	10,380,914	10,743,463	10,410,526	10,841,383
Diluted	10,473,838	10,827,759	10,503,933	10,841,383

NUTRACEUTICAL INTERNATIONAL CORPORATION

ADJUSTED EBITDA SCHEDULE

(unaudited; dollars in thousands)

	Three months ended September 30,		Twelve months ended September 30,
	2010	2009	2010	2009

Net income (loss)	$3,544	$3,191	$16,383	$(14,037)
Provision (benefit) for income taxes	2,147	2,010	9,955	(2,269)
Interest and other (income) expense, net (1)	147	153	550	1,104
Depreciation and amortization	1,934	1,672	7,374	6,631
Impairment of goodwill (2)	—	—	—	37,519

Adjusted EBITDA	$7,772	$7,026	$34,262	$28,948

(1)	Includes amortization of deferred financing fees.

(2)	For the twelve months ended September 30, 2009, a non-cash goodwill impairment charge of $37.5 million was recorded related to our branded and natural food markets reporting units.